Exhibit 99.1

EPL Announces Fourth Quarter and Year End Results for 2007

NEW ORLEANS--(BUSINESS WIRE)--Energy Partners, Ltd. (EPL or the Company) (NYSE:EPL) today reported financial and operational results for the fourth quarter of 2007 and the full year, including year end 2007 proved reserves and reserve replacement.

Financial Results

For the fourth quarter of 2007, EPL reported a net loss to common stockholders of $73.4 million, or $2.31 per diluted share, compared to a net loss for the fourth quarter of 2006 of $52.5 million, or $1.35 per diluted share. The Company said the majority of the net loss for the fourth quarter of 2007 was attributable to $100.4 million of pre-tax, non-cash costs associated with property impairments. The vast majority of the impairments were associated with properties located in its Western offshore area. Five properties, located primarily in the Western area, experienced mechanical difficulties requiring significant capital to restore production, and accounted for over 60% of the impairments. The Company determined, with its decreased capital budget for 2008, this capital would be better deployed to projects with more potential. The remaining impairment costs were mainly due to six fields in the Western offshore area that depleted earlier than anticipated or experienced production underperformance and were partially impaired. Excluding the after-tax impact of $64.2 million of impairment costs, EPL’s adjusted fourth quarter net loss, a non-GAAP measure, would have been $9.2 million or $0.29 per diluted share (see reconciliation of adjusted net loss in the appendix). In addition, the net loss for the fourth quarter also included $9.0 million of after-tax non-cash unrealized losses on derivative instruments.

For the full year 2007, the net loss to common stockholders was $80.0 million, or $2.32 per diluted share, compared to a net loss in 2006 of $50.4 million, or $1.32 per diluted share. The benefit of record annual revenue was offset by $114.9 million of non-cash, pre-tax property impairment costs for the full year 2007, the majority of which were associated with the impairments recorded in the fourth quarter of 2007, and $9.4 million of pre-tax costs incurred in the first half of the year comprised of financial and legal advisory fees mainly related to the exploration of strategic alternatives. Excluding the after-tax impact of $79.6 million of impairment costs and the noted legal and financial advisory fees, EPL’s adjusted 2007 net loss, a non-GAAP measure, would have been $0.4 million or $0.01 per diluted share (see reconciliation of adjusted net loss in the appendix). In addition, the net loss for the year also included $8.8 million of after-tax non-cash unrealized losses on derivative instruments.

Revenue for the fourth quarter of 2007 was $114.1 million, up from the fourth quarter 2006 revenues of $111.6 million. Revenue for the year 2007 increased to $454.6 million from $449.6 million in 2006. Discretionary cash flow, which is cash flow from operations before changes in working capital and exploration expenditures, totaled $70.7 million in the fourth quarter of 2007, versus $65.0 million in the fourth quarter last year. For the full year, discretionary cash flow was $278.9 million compared to $279.1 million in 2006 (see reconciliation of discretionary cash flow in appendix). Cash flow from operations in the most recent quarter was $64.0 million, compared to $86.7 million in the fourth quarter of 2006. Cash flow from operations for 2007 totaled $293.9 million compared to $272.1 million in 2006.

In the fourth quarter of 2007, production averaged 20,806 barrels of oil equivalent (Boe) per day, compared to 27,080 Boe per day in the fourth quarter of 2006. Natural gas production in the fourth quarter of 2007 averaged 73.9 million cubic feet (Mmcf) per day and oil production averaged 8,489 barrels per day.

Production for the full year 2007 averaged 24,130 Boe per day, down from the 2006 average of 25,912 Boe per day primarily due to the sale of substantially all of the Company’s onshore south Louisiana properties in June of 2007. Natural gas production averaged 92.2 Mmcf per day in 2007, and oil production averaged 8,769 barrels per day.

Price realizations, all of which are stated before the impact of derivative instruments, averaged $84.44 per barrel for oil and $7.07 per thousand cubic feet (Mcf) of natural gas in the fourth quarter of 2007, compared to $53.64 per barrel and $6.64 per Mcf in the fourth quarter of 2006. For 2007, oil price realizations averaged $66.78 per barrel and natural gas averaged $7.15 per Mcf compared to $59.78 per barrel and $6.98 per Mcf in 2006.

As of December 31, 2007, the Company had cash on hand of $8.9 million and total debt of $484.5 million. The Company also had $170.0 million of remaining capacity available under its bank facility at year end 2007.

Richard A. Bachmann, EPL’s Chairman and CEO, commented, “Our fourth quarter and full year results were clearly overshadowed by the impairments of properties in our Western offshore area. These impairments were the result of mechanical and performance issues. The performance in our Western offshore area is unacceptable, and we have taken decisive steps to correct this issue. These steps include reducing our capital spending in this area going forward, an area that we no longer consider one of our core focus areas for capital investment. It is important to note that these impairments occurred in areas outside of our core focus areas in the Central and Eastern offshore areas where we have experienced tremendous success, particularly in our South Timbalier area. Our 2008 spending plans will be focused primarily on our core areas in South Timbalier and our East Bay field where we have enjoyed a good return on our capital deployed, and initiating production from our deepwater Raton discovery.”

Operational Results

EPL drilled 17 exploratory wells in 2007 on the Gulf of Mexico (GOM) Shelf (Shelf) and onshore in South Louisiana. Of the 13 wells offshore, five were successful, and of the four wells onshore, one was successful. A table of EPL’s 2007 exploratory wells is available in the appendix.

In addition to exploratory drilling, EPL drilled four successful development wells and completed 24 successful workovers and recompletions in 2007. Overall, EPL was 100% successful in its low risk drillwell program.

At year end 2007, undeveloped gross leasehold acreage stood at 341,019 acres and combined gross undeveloped and developed acreage totaled 593,101 acres.

Reserve Replacement and Costs

EPL’s proved reserves at year end 2007 stood at 28.1 million barrels of oil and 103.1 billion cubic feet of natural gas, or 45.3 million Boe. EPL’s proved reserves at year-end 2007 were 62% oil and 38% natural gas, and 84% were classified as proved developed. EPL added 2.5 million Boe from its exploration and development program, and acquired an additional 0.7 million Boe mainly from the purchase of an additional interest in the Company’s Mississippi Canyon blocks 248 (the Raton discovery), 204, and 292 leases in the deepwater GOM. The Company recorded 5.3 million Boe in negative revisions to its proved reserves in 2007, comprised of 4.1 million Boe of negative revisions for fields mainly in the Western offshore area that were impaired during 2007. EPL produced 8.8 million Boe during 2007. The Company sold 2.1 million Boe in the sale of substantially all of its onshore South Louisiana asset base in June of 2007. The Company’s total expenditures for finding and development in 2007 were $307.7 million, or $317.3 million including acquisition expenditures (see reconciliation in the appendix).

The present value of the future net cash flows before income taxes of the Company’s estimated proved oil and natural gas reserves at the end of 2007 using a discount rate of 10% was approximately $1.5 billion, a $0.3 billion increase over the value reported last year. The 2007 value was determined based on period-end prices of $94.76 per barrel of oil and $6.98 per Mcf for natural gas.

All of the Company’s proved reserve figures are based upon third party engineering estimates prepared by Netherland, Sewell & Associates, Inc. and Ryder Scott Company, L.P.

Bachmann continued, “Our lack of exploratory drilling success in 2007 was clearly the reason for our low reserve replacement from the drill bit. Our negative revisions, mainly related to the impairment of properties outside our renewed core focus areas, led to all-in reserve adds that were less than our annual production. We are undertaking a comprehensive risk assessment study, which has been commissioned with an outside firm, to look at our past performance, and more importantly, to take a critical look at our current exploratory inventory and how to best execute on it. Nonetheless, our current proved reserve base experienced an increase of almost $300 million in present value compared to the prior year-end value. Our reserve base now has a higher concentration of oil reserves than we have had in the past five years.”

2008 Operational Update

The Company currently has two moderate risk, moderate potential exploratory wells located on the Shelf underway, including the South Timbalier (ST) 46 #5 (A-3) well and the ST 23 CC-14st well located in Bay Marchand. Both of these wells are located in EPL’s core Central offshore area.

EPL’s total budget for its current 2008 exploration and development program is approved up to $200 million. In addition to the two Shelf exploratory wells currently drilling in its Central offshore area, the Company plans to commence a pilot program late in the first quarter within its East Bay field to enhance oil production through the drilling of two infill horizontal wells. Additionally, the Company has three projects scheduled to commence production early to mid second quarter, including EPL’s first deepwater GOM well, Raton, in Mississippi Canyon 248. The Company does not budget for acquisitions.

MMS 205 Lease Sale Awards

The Company announced today that it has been awarded four additional leases since the beginning of 2008 from the October 2007 MMS lease sale. In total, the Company has been awarded seven of the eight leases on which it was high bidder from last year’s lease sale at a total cost of $18.8 million, including six Shelf leases and one deepwater GOM lease.

Asset Divestiture Update

The Company today announced it has entered into a definitive agreement to sell two non-operated properties located in its Western offshore area for $16.2 million in cash. The announced sale represents less than 1% of its proved reserves as of December 31, 2007 and a recent average production rate net to the Company of less than 2% of fourth quarter average production. The transaction is expected to close in late March or early April and is subject to customary closing conditions and adjustments from the effective date.

Bachmann concluded, “We believe the best near-term plan for the Company is to focus on exploitation and exploration in our core areas in the South Timbalier area and our East Bay field, and we have positioned our technical staff accordingly. Based on that narrowed focus, we are in the process of right sizing our Company to match a proved asset base that is concentrated in these areas. This right sizing is intended to reduce our cash costs. We are targeting a 20% reduction in our costs, mainly through reductions in general and administrative (G&A) costs and lease operating expenses (LOE). This process is underway and the major reductions in our G&A are expected to be implemented in the first half of this year, with LOE reductions to occur throughout the year.

“The Company will continue to look at property sales as a part of our strategy to pay down debt, with likely sales candidates to come from outside of our core focus areas, and transactions likely to be similar to the one we announced today in the Western offshore area.

“As I discussed earlier, we are undergoing an exhaustive look at our risking of drilling opportunities. We have retained Rose & Associates, a leading consulting firm on risk assessment, to lead this effort with our technical staff. While our risk assessment exercise will focus on our past performance, it will more importantly assess our portfolio of prospects that span the Shelf and deepwater GOM. The outcome of that study will focus the future direction of our capital spending in these areas.

“We are focused on growth through exploring and acquiring additional acreage and reserves within our core Central and Eastern offshore areas, with a clear preference to opportunities that fall within these core focus areas and lead to expansion of our reserve base. We are also considering other basins for investment opportunities that could lengthen our reserve life and provide a more predictable production base to support our Shelf and deepwater GOM pursuits. The actions we have detailed today provide us with a clear path to move forward that is intended to lead to future growth.”

EPL has scheduled a conference call to review fourth quarter and year end 2007 results this morning , February 28, 2008, at 8:30 A.M. central time. To participate in the EPL conference call, callers in the United States and Canada can dial (877) 612-5303 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 33382119.

The call will be available for replay beginning two hours after the call is completed through midnight of March 4, 2008. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 33382119.

The conference call will be webcast live as well as for on-demand listening at the Company’s web site, www.eplweb.com. Listeners may access the call through the “Conference Calls” link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company’s operations are focused along the U.S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

  reserve and production estimates;
  oil and natural gas prices;
  the impact of derivative positions;
  production expense estimates;
  cash flow estimates;
  future financial performance;
  planned capital expenditures; and
  other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL’s filings with the SEC, including Form 10-K for the year ended December 31, 2006, Form 10-Q for the quarter ended September 30, 2007, and Form 10-K for the year ended December 31, 2007 to be filed for a discussion of these risks.

Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL’s website at www.eplweb.com, from the Securities and Exchange Commission’s website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

Appendix

2007 Exploratory Wells

Offshore Block or Parish	Well Number or Prospect Name	EPL Working Interest	Risk	Result	Region
Terrebonne Parish	Barracuda	33%	Mod	Dryhole	Onshore
West Cameron 252	#1	75%	Mod	Success	Shelf
South Marsh Island 79	#2	100%	Mod	Dryhole	Shelf
South Pass 38	Apollo	75%	Mod	Dryhole	Shelf
Terrebonne Parish	LL&E #18-1	33%	Mod	Dryhole	Onshore
South Timbalier 26	ST26:Louisville	100%	Mod	Success	Shelf
West Cameron 312	WC312	100%	Mod	Dryhole	Shelf
Terrebonne Parish	Longhorn	40%	Mod	Dryhole	Onshore
South Timbalier 26	Chimney Rock	100%	Mod	Dryhole	Shelf
Eugene Island 312	#D-2	40%	Mod	Success	Shelf
Eugene Island 312	#D-3	40%	Mod	Success	Shelf
South Marsh Island 247	#1	100%	Mod	Dryhole	Shelf
South Timbalier 41	Caprock	60%	Low	Success	Shelf
Terrebonne Parish	Tigerbait	40%	Low	Success	Onshore
Eugene Island 21	#1	100%	High	Dryhole	Shelf
South Timbalier 214	#2	50%	High	Dryhole	Shelf
West Cameron 141	#1	100%	High	Dryhole	Shelf
ENERGY PARTNERS, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenues:
Oil and natural gas	$114,027	$111,592	$454,340	$449,186
Other	55	42	309	364
	114,082	111,634	454,649	449,550

Costs and expenses:
Lease operating	16,692	14,092	69,919	58,808
Transportation expense	571	490	2,441	2,028
Exploration expenditures, dry hole costs and impairments	131,254	81,934	213,122	136,425
Depreciation, depletion and amortization	36,392	58,996	170,083	198,162
Accretion expense	1,128	1,322	4,458	4,572
General and administrative	13,357	26,919	61,724	120,113
Taxes, other than on earnings	2,452	2,684	9,900	13,632
Gain on insurance recoveries	-	-	(8,084)	-
(Gain) loss on sale of assets	(505)	-	(6,605)	969
Other	401	1,478	2,788	3,053
Total costs and expenses	201,742	187,915	519,746	537,762

Business interruption recovery	-	1,293	9,084	32,869
Loss from operations	(87,660)	(74,988)	(56,013)	(55,343)

Other income (expense):
Interest income	799	348	1,585	1,428
Interest expense	(12,926)	(7,380)	(46,213)	(24,570)
Gain (loss) on derivative instruments	(14,805)	-	(13,083)	-
Loss on early extinguishment of debt	-	-	(10,838)	-
	(26,932)	(7,032)	(68,549)	(23,142)

Loss before income taxes	(114,592)	(82,020)	(124,562)	(78,485)
Income taxes	41,174	29,474	44,607	28,085

Net loss	(73,418)	(52,546)	(79,955)	(50,400)

Basic loss per share	$(2.31)	$(1.35)	$(2.32)	$(1.32)

Diluted loss per share	$(2.31)	$(1.35)	$(2.32)	$(1.32)

Weighted average common shares used in computing loss per share:

Basic	31,729	38,947	34,501	38,313
Incremental common shares	-	-	-	-
Diluted	31,729	38,947	34,501	38,313

Net loss available to common stockholders, as reported:
	$(73,418)	$(52,546)	$(79,955)	$(50,400)
Add back:
Impact of property impairments on the periods presented	100,358	77,939	114,913	84,680

Impact of merger and acquisition costs on the periods presented	-	11,873	9,388	66,520

Deduct:
Impact of income taxes on impairments and merger and acquisition costs at a rate of 36%	(36,129)	(32,332)	(44,748)	(54,432)

Adjusted Non-GAAP net income (loss)	$(9,189)	$4,934	$(402)	$46,368

The table above reconciles net loss as reported to an adjusted non-GAAP amount and is provided as supplemental information, and should not be relied upon as alternative measures to GAAP.  The Company's management utilizes both the GAAP and the non-GAAP results, calculated above, to evaluate the Company's performance and believes that comparative analysis of results can be enhanced by excluding the impact of the certain items.  Management believes in certain cases, the Company's GAAP results are not indicative of the Company's operating performance for the applicable period, nor should they be considered in developing trend analysis for future periods.  Specifically, the Company believes that it is useful to provide investors with information regarding the impact of mergers and acquisitions costs as well as property impairments on the periods presented because these items are not typical and are not expected to be reoccurring at these levels.

ENERGY PARTNERS, LTD.
CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
OPERATING ACTIVITIES
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net loss	$(73,418)	$(52,546)	$(79,955)	$(50,400)
Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation, depletion, amortization and accretion	37,520	60,318	174,541	202,734
(Gain) loss on disposal of assets and other	(491)	550	(5,083)	4,047
Non-cash compensation	1,785	3,070	8,521	11,038
Non-cash loss on early extinguishment of debt	-	-	3,398	-
Deferred income taxes	(41,174)	(29,124)	(44,607)	(27,452)
Exploration expenditures	129,241	80,341	202,015	122,449
Amortization of deferred financing costs	426	429	1,380	1,133
Unrealized (gain) loss on derivative contracts	14,141	-	13,726	-
Gain on insurance recoveries	-	-	(8,084)	-
Other	636	392	1,927	1,587
Changes in operating assets and liabilities:
Trade accounts receivable	17,583	(1,582)	23,542	2,390
Other receivables	1,863	35,111	58,269	(8,966)
Prepaid expenses	785	(1,770)	1,930	(391)
Other assets	(909)	(419)	(2,529)	283
Accounts payable and accrued expenses	(22,021)	(8,977)	(51,449)	13,599
Other liabilities	(1,987)	897	(3,653)	23

Net cash provided by operating activities	$63,980	$86,690	$293,889	$272,074

Reconciliation of discretionary cash flow:
Net cash provided by operating activities	63,980	86,690	293,889	272,074
Changes in working capital	4,686	(23,260)	(26,110)	(6,938)
Non-cash exploration expenditures	(129,241)	(80,341)	(202,015)	(122,449)
Total exploration expenditures	131,254	81,934	213,122	136,425
Discretionary cash flow	$70,679	$65,023	$278,886	$279,112

The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by us may not be comparable in all instances to discretionary cash flow as reported by other companies.

ENERGY PARTNERS, LTD.
SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

PRODUCTION AND PRICING
Net Production (per day):
Oil (Bbls)	8,489	9,465	8,769	8,238
Natural gas (Mcf)	73,904	105,687	92,167	106,042
Total (Boe)	20,806	27,080	24,130	25,912
Average Sales Prices, excluding derivatives:
Oil (per Bbl)	$84.44	$53.64	$66.78	$59.78
Natural gas (per Mcf)	7.07	6.64	7.15	6.98
Average (per Boe)	59.57	44.68	51.59	47.57

Impact of derivatives(1):
Oil (per Bbl)	$(16.32)	$-	$(5.11)	$-
Natural gas (per Mcf)	(0.28)	0.03	0.09	(0.02)

Oil and Natural Gas Revenues (in thousands):
Oil	$65,949	$46,705	$213,751	$179,752
Natural gas	48,078	64,887	240,589	269,434
Total	114,027	111,592	454,340	449,186

OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$8.72	$5.66	$7.94	$6.22
Depreciation, depletion and amortization	19.01	23.68	19.31	20.95
Accretion expense	0.59	0.53	0.51	0.48
Taxes, other than on earnings	1.28	1.08	1.12	1.44
General and administrative	6.98	10.80	7.01	12.70

(1) The 2007 derivative amounts are included in Other income (expense) in the statement of operations and represents the current fair value of future settlements.
ENERGY PARTNERS, LTD.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,864	$3,214
Trade accounts receivable	52,139	74,132
Other receivables	-	58,269
Deferred tax asset	3,865	1,387
Prepaid expenses	1,640	3,570
Total current assets	66,508	140,572

Property and equipment, at cost under the successful efforts method of accounting for oil and natural gas properties
	1,547,003	1,527,304
Less accumulated depreciation, depletion and amortization	(824,397)	(680,845)
Net property and equipment	722,606	846,459
Other assets	15,556	13,029
Deferred financing costs -- net of accumulated amortization	10,186	3,785
	$814,856	$1,003,845

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,369	$47,154
Accrued expenses	104,555	133,198
Fair value of commodity derivative instruments	9,124	1,552
Total current liabilities	128,048	181,904

Long-term debt	484,501	317,000
Deferred income taxes	20,880	62,451
Asset retirement obligation	73,350	68,767
Fair value of commodity derivative instruments	4,602	-
Other	1,505	1,453
	712,886	631,575

Stockholders’ equity:
Preferred stock, $1 par value. Authorized 1,700,000 shares; no shares issued and outstanding
	-	-
Common stock, par value $0.01 per share. Authorized 100,000,000 shares; issued and outstanding: 2007 – 43,980,644 shares; 2006 – 42,501,726 shares

	441	425
Additional paid-in capital	374,874	365,313
Accumulated other comprehensive loss	-	(994)
Retained earnings (accumulated deficit)	(14,989)	64,966
Treasury stock, at cost. 2007 -- 12,239,986 shares; 2006 -- 3,479,814 shares
	(258,356)	(57,440)
Total stockholders’ equity	101,970	372,270
Commitments and contingencies
	$814,856	$1,003,845
ENERGY PARTNERS, LTD.
SUPPLEMENTAL OIL & GAS DISCLOSURE
(Unaudited)

	Crude Oil	Natural Gas	Equivalents
	(Mbbl)	(Mmcf)	(Mboe)
Proved developed and undeveloped reserves:

December 31, 2004	28,770	149,835	53,743

Purchases of reserves in place	3,949	52,690	12,731
Extensions, discoveries and other additions	1,086	24,490	5,168
Revisions	587	(27,789)	(4,045)
Production	(2,914)	(32,277)	(8,294)
December 31, 2005	31,478	166,949	59,303

Sales of reserves in place	(129)	(750)	(254)
Extensions, discoveries and other additions	1,057	44,336	8,446
Revisions	515	(1,704)	231
Production	(3,007)	(38,708)	(9,458)
December 31, 2006	29,914	170,123	58,268

Sales of reserves in place	(363)	(10,214)	(2,066)
Purchases of reserves in place	46	3,628	651
Extensions, discoveries and other additions	469	12,361	2,529
Revisions	1,258	(39,139)	(5,265)
Production	(3,201)	(33,641)	(8,808)
December 31, 2007	28,123	103,118	45,309

Proved developed reserves:

December 31, 2005	25,646	103,627	42,917
December 31, 2006	24,811	117,392	44,376
December 31, 2007	23,636	85,926	37,957

Costs incurred for oil and natural gas property acquisition, exploration and development activities for the three-years ended December 31 are as follows (in Thousands):

	2007	2006	2005

Acquisitions:
Proved	2,167	420	142,025
Unproved	7,346	15,896	56,955
Exploration	191,621	224,147	171,859
Development	116,122	158,837	107,910
Total finding and development costs	307,743	382,984	279,769
Total finding, development and acquisition costs	317,256	399,300	478,749
Asset retirement liabilities incurred	4,409	5,947	7,151
Asset retirement revisions	1,238	2,562	(247)
Total cost incurred	$322,903	$407,809	$485,653

CONTACT:
Energy Partners, Ltd.
T.J. Thom, 504-799-4830
or
Al Petrie, 504-799-1953